FAY SERVICING

07/22/2024

LANDA APP 3 LLC
20 W 22ND ST STE 1411, NEW YORK
NY, 10010

Re: Maturity Extension Agreement of Loan Number 0000352008

Dear **YSHAY COHEN,**

We are pleased to enclose a Maturity Extension Agreement for your review and signature. This Agreement will allow you to extend the maturity date as listed in your loan documents to allow additional time to pay off the remaining amounts due on your loan subject to the below conditions.

To accept this offer, please review the enclosed Agreement, then sign and date where indicated and return the entire Agreement to Fay Servicing within seven business days from the date of this letter. Please include remittance of the extension fee and BPO fee outlined in the attached extension agreement. If your loan has reached full maturity or is currently in default your loan may be subject to default interest. A reinstatement quote will be generated and sent out separately by the assigned account manager with the required amount due to proceed with the maturity extension. You should retain a copy of the signed Agreement for your records.

Payments may be made electronically by contacting us at the number below. Alternately, payments may also be made by check. If you choose to pay by check, please remit all payments to:

Fay Servicing, LLC
Attn: Commercial Account Management
5426 Bay Center Dr, Suite 300
Tampa, Florida 33609
Please reference the loan number on the check.

If you have any additional questions regarding the Maturity Extension Agreement, please contact 1-888-201-3780.

Sincerely,

COMMERCIAL CS
Commercial Account Manager
Fay Servicing, LLC

This is an attempt to collect a debt. Any information obtained will be used for that purpose.

MATURITY EXTENSION AGREEMENT

Subject Property Address: 368 IRWIN ST NE, ATLANTA, GA, 30312

Present Address: 20 W 22ND ST STE 1411, NEW YORK, NY, 10010

Date of Security Instrument and Note: 08/19/2022

Loan Number: **0000352008**

This Maturity Extension Agreement (hereinafter referred to as "Agreement") made and entered into on this day of **07/22/2024**, between **LANDA APP 3 LLC**(hereinafter referred to as "Borrower"), and **FAY SERVICING, LLC** (hereinafter referred to as "Servicer"), and servicer for **PLZA RTL CONVENTS**(hereinafter referred to as "Investor":

WITNESSETH: WHEREAS, Borrower previously promised to pay the amounts specified in the Note dated **08/19/2022**, in the principal amount of **$810,000.00**; WHEREAS, the Note specified that all amounts remaining due would be paid in full by the Maturity Date of **01/01/2024**; WHEREAS, Servicer, on behalf of Investor, will extend the mortgage maturity date, only in the limited extent as hereinafter set forth.

THEREFORE, in consideration of mutual promises and agreements exchanged, the parties hereto agree as follows (notwithstanding anything to the contrary contained in the Note and Deed of Trust):

The remaining balance due on the mortgage loan on the original maturity date of **01/01/2024** will be extended, and the new maturity date will be **10/01/2024**. The Borrower will pay the remittance of maturity extension fee of **$16,200.00,**as well as the BPO fee of *(per collateral property)***,** upon returning

the signed Agreement. The Parties agree that all other terms, conditions and covenants of the Note and Security Instrument remain in full force and effect, and binding between Borrower and Investor.

This written Agreement represents the final Agreement between the parties. There are no other agreements, written or oral, and the terms of the Agreement may not be contradicted by evidence of any prior contemporaneous agreement or oral agreement of the parties.

The undersigned agreed to the conditions of the above agreement.

Signatory

Sign: DocuSigned by: [signature] 7A8C0261071C4FB...

Print: **LANDA APP 3 LLC**

Date: 7/23/2024

Fay Servicing, LLC

By: DocuSigned by: Latoya Ramsey 6D1B9ECFD34A4C0...

Name/Title: **AVP**

Date: 7/25/2024